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                                                                     EXHIBIT 5.2



                                [Bryan Cave LLP]



                                  May 14, 1997



Westfield America, Inc.



11601 Wilshire Boulevard, 12th Floor



Los Angeles, California 90025



      Re: Westfield America Inc. Registration Statement on Form S-11 (File No. 333-22731)



Dear Sirs:



    We have acted as special Missouri counsel to Westfield America, Inc., a Missouri corporation (the "Company") (formerly CenterMark Properties, Inc.), in connection with the Registration Statement on Form S-11 referenced above (as amended to date, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to 18,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), being offered by the Company, and up to an additional 2,700,000 shares of the Common Stock solely to cover the Underwriters' over-allotment option (together, the "Shares"), pursuant to the Prospectus dated May 13, 1997, as amended and supplemented, and the International Prospectus Dated May 13, 1997, as amended and supplemental (together the "Prospectuses").



    In our capacity as special Missouri counsel and for purposes of this opinion, we have examined the following documents:



    (i) Copies of the Certificate of Amendment to the Second Amended and Restated Articles of Incorporation of the Company recorded April 7, 1997 at the Missouri Secretary of State.



    (ii) Copies of the Third Amended and Restated Articles of Incorporation of the Company as approved by the shareholders of the Company on May 12, 1997.



    (iii) Copies of the Bylaws of the Company as certified by the Secretary of the Corporation on May 9, 1997.



    (iv) Copies of the Second Amended and Restated Bylaws of the Company as approved by the shareholders of the Company on May 12, 1997.



    (v) A copy of the CenterMark Properties, Inc. Resolutions Adopted by the Board of Directors at its Meeting of March 3, 1997, as certified by the Secretary of the Company.



    (vi) A copy of the April 14, 1997 draft of the Certificate of Designation Setting Forth "Resolution Designating Series B Preferred Shares and Fixing Preferences and Rights Thereof" Adopted by the Board of Directors of Westfield America, Inc.



    (vii) A copy of the May 9, 1997 draft of the U.S. Purchase Agreement, between the U.S. Underwriters (defined therein) and the Company ("U.S. Purchase Agreement").



    (viii) A copy of the May 9, 1997 draft of the International Purchase Agreement, between the International Managers (defined therein) and the Company (together with the U.S. Purchase Agreement, the "Purchase Agreements").



    (ix) Amendment No. 2 to the Company's Registration Statement registering the Shares for sale.

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May 14, 1997
Page 2



    (x) A certificate dated April 8, 1997 of the Missouri Secretary of State to the effect that the Company was incorporated on September 24, 1924 and is in good standing under the laws of the State of Missouri as of such date, and as such good standing was confirmed by a telephone call to the Missouri Secretary of State on May 14, 1997.



    In all our examinations, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to the original documents and instruments of all such documents and instruments submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.



    We have assumed, with your permission, that the Third Amended and Restated Articles of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company will become effective prior to the Closing Date in the same form as such documents described above.



    Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations stated herein, we are of the opinion that upon issuance, delivery and payment therefor in the manner described in the Purchase Agreements, the Shares will be duly authorized, validly issued, fully issued, fully paid and non-assessable.



    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



    In rendering our opinion expressed above, no opinion is given with respect to the laws of any jurisdiction other than Missouri. This opinion is delivered as of the date set forth above, and we disclaim any obligation to advise you of any changes to this opinion based on changes of law, facts or circumstances occurring after the date of this opinion.



    The opinions expressed in this letter are solely for the use and benefit of you and your shareholders and Debevoise & Plimpton, which firm is hereby expressly authorized to rely upon the opinions stated (subject to the assumptions and qualifications herein stated) in rendering their opinion to the Company and the Underwriters in connection with the offering described in the Prospectuses and the opinions expressed herein may be relied upon any other person or party or for any other purpose without our prior written approval. The opinions expressed in this letter are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.



                                           Very truly yours,



                                           /s/ BRYAN CAVE LLP